Exhibit 10.16

CIMAREX ENERGY CO.

DEFERRED COMPENSATION PLAN

FOR NONEMPLOYEE DIRECTORS

Effective as of May 19, 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	“ACCOUNT”	1
1.2	“ADMINISTRATOR”	1
1.3	“BENEFICIARY”	1
1.4	“BOARD”	1
1.5	“CODE”	1
1.6	“COMPANY”	1
1.7	“COMMITTEE”	1
1.8	“COMMON STOCK”	1
1.9	“DEFERRED COMPENSATION UNITS”	1
1.10	“DIRECTOR”	1
1.11	“DIRECTOR’S FEES”	1
1.12	“ELIGIBLE DIRECTOR”	2
1.13	“PARTICIPANT”	2
1.14	“PLAN”	2
1.15	“RESTRICTED STOCK”	2
1.16	“UNFORESEEABLE EMERGENCY”	2

ARTICLE II DEFERRALS		2

2.1	DEFERRAL ELECTIONS	2
2.2	ALLOCATION OF DEFERRALS	2
2.3	CHANGES IN DEFERRAL ELECTIONS	2
2.4	ACCOUNTING	2

ARTICLE III ACCOUNTS		3

3.1	ESTABLISHMENT AND NATURE OF PARTICIPANT ACCOUNTS	3
3.2	ACCOUNT EARNINGS	3
3.3	CHANGE IN OUTSTANDING SHARES	3
3.4	ACCOUNT STATEMENTS	3

ARTICLE IV VESTING		3

ARTICLE V DISTRIBUTIONS		4

5.1	TIMING AND FORM OF DISTRIBUTION	4
5.2	CHANGE OF CONTROL	4
5.3	UNFORESEEABLE EMERGENCY	7
5.4	PAYMENT OF BENEFITS FOLLOWING DEATH	7
5.5	DISTRIBUTION IN EVENT OF TAXATION	8

ARTICLE VI ADMINISTRATION		8

6.1	PLAN ADMINISTRATION	8
6.2	CLAIMS PROCEDURE	8
6.3	EXPENSES	8

ARTICLE VII AMENDMENT, MODIFICATION AND TERMINATION		9

ARTICLE VIII MISCELLANEOUS		9

8.1	UNFUNDED PLAN	9
8.2	WITHHOLDING FOR TAXES AND OTHER DEDUCTIONS	9
8.3	NO RIGHT TO DIRECTORSHIP	9
8.4	NO RIGHTS AS A STOCKHOLDER.	9
8.5	ALIENATION PROHIBITED	9
8.6	GENERAL LIMITATION OF LIABILITY	9

i

8.7	APPLICABLE LAW	10
8.8	SUCCESSORS AND ASSIGNS	10

ii

DEFERRED COMPENSATION PLAN

FOR NONEMPLOYEE DIRECTORS

PREAMBLE

CIMAREX ENERGY CO., a Delaware corporation, hereby adopts the Cimarex Energy Co. Deferred Compensation Plan for Nonemployee Directors (the “Plan”), effective as of May 19, 2004 (the “Effective Date”), to permit nonemployee directors of its Board of Directors to defer receipt a portion of their anticipated Director’s Fees.

ARTICLE I

DEFINITIONS

Whenever used herein, the following terms shall have the respective meanings set forth below, unless the context clearly indicates otherwise. In addition, unless some other meaning or intent is apparent from the context, the plural shall include the singular and vice versa; and masculine, feminine and neuter words shall be used interchangeably.

1.1                                 “Account” means, with respect to each Participant, the Cash Account and the Deferred Compensation Unit Account established pursuant to ARTICLE III below.

1.2                                 “Administrator” means the Company’s Human Resource Officer.

1.3                                 “Beneficiary” means the person, trust or other entity designated by the Participant in accordance with Section 5.4 below to receive payment under the Plan in the event of the Participant’s death. If the Participant fails to designate a Beneficiary, or if all of the Participant’s designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be his or her estate.

1.4                                 “Board” means the Board of Directors of the Company.

1.5                                 “Code” means the Internal Revenue Code of 1986, as now or hereafter amended and in effect.

1.6                                 “Company” means Cimarex Energy Co., a Delaware corporation.

1.7                                 “Committee” means the Governance Committee of the Board or such other committee, officer or person as the Board may designate from time to time.

1.8                                 “Common Stock” means the Company’s common stock, $0.01 par value, and, after substitution, such other stock as may be substituted therefor pursuant to Section 3.3.

1.9                                 “Deferred Compensation Units” shall mean units held in a notional account in which each unit represents a value equivalent to one share of common stock of the Company.

1.10                           “Director” means a member of the Board.

1.11                           “Director’s Fees” means the annual retainer, attendance fees, committee membership fees, or other compensation, paid in cash or Restricted Stock by the Company to a Director for services as a Director. Director’s Fees shall not include expense reimbursements.

1.12                           “Eligible Director” means a Director who is not a common-law employee of the Company or any subsidiary of the Company.

1.13                           “Participant” means an Eligible Director who has elected to defer payment of all or a portion of his or her Director’s Fees under the Plan. A person remains a Participant so long as he or she has an Account balance under the Plan, whether or not such person remains an Eligible Director.

1.14                           “Plan” means the Cimarex Energy Co. Deferred Compensation Plan for Nonemployee Directors, as set forth herein, together with all amendments hereto.

1.15                           “Restricted Stock” shall have the meaning ascribed to such term by the Cimarex Energy Co. 2002 Stock Incentive Plan.

1.16                           “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, of the Participant’s spouse or of a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The need to pay college tuition and the desire to purchase a home will not be considered to constitute Unforeseeable Emergencies.

ARTICLE II

DEFERRALS

2.1                                 Deferral Elections. An Eligible Director may elect to defer all or any portion of the Director’s Fees that he or she anticipates earning. The election shall be made and filed with the Company no later than the last day of the calendar year prior to the calendar year in which Director’s Fees that are payable in cash would otherwise be payable. In the case of Director’s Fees payable in Restricted Stock, the election shall be made no later than twelve months prior to the date on which the restrictions lapse. Such elections shall be made by filing a written notice with the Company in such form, in such manner and by such time as the Administrator shall specify. Notwithstanding the foregoing, the initial elections under this Plan shall be made not later than thirty days after the Effective Date. Notwithstanding the foregoing, a Director who first becomes an Eligible Director during a calendar year may, within thirty days following the date on which he or she becomes an Eligible Director, elect to defer Director’s Fees that he or she has not yet earned (as of the date such Director files a deferral election with the Company). Once made, an election to defer shall be irrevocable.

2.2                                 Allocation of Deferrals. Deferrals of cash compensation shall be allocated to the Cash account. Deferrals of Restricted Stock shall be allocated to the Deferred Compensation Unit account.

2.3                                 Changes in Deferral Elections. A Participant’s deferral election shall remain in effect until terminated or modified by the Participant pursuant to this Section 2.3. A Participant may terminate or modify his or her deferral election by filing a new deferral election with the Company in accordance with the provisions of Section 2.1 above. New deferral elections shall become effective on the later of (i) the date specified in the election, or (ii) twelve months after the date the new election is signed.

2.4                                 Accounting. The Company shall credit a Participant’s deferrals during a calendar year to the Account established for such Participant for such year, pursuant to ARTICLE III below, as of the date on which the amount deferred would otherwise have been paid or made available to the Participant.

ARTICLE III

ACCOUNTS

3.1                                 Establishment and Nature of Participant Accounts. The Company shall establish and maintain, in the name of each Participant, Accounts to reflect the Participant’s interest under the Plan. A separate Account shall be established and maintained for each Participant for each year in which such Participant makes deferrals under the Plan. Each such Account may, depending on the Eligible Director’s election, include the following subaccounts:  Cash Account and a Deferred Compensation Unit Account. The maintenance of such Accounts is for recordkeeping purposes only. No funds or other assets of the Company shall be segregated or attributable to the amounts that may be credited to a Participant’s Accounts from time to time, but rather benefit payments under the Plan shall be made solely from the general assets of the Company at the time any such payments become due and payable.

3.2                                 Account Earnings.

(a)                                  Cash Account. All amounts credited to a Participant’s Cash Account shall bear interest from the date as of which such amounts are credited to the Cash Account through the date on which they are actually paid to the Participant. The Company shall credit such interest to each of a Participant’s Cash Accounts as of the last day of each calendar quarter; provided, however, that interest for the quarter in which an Account is distributed shall be credited to that Account no later than the date of distribution. The rate of interest earned by each Account for a calendar quarter shall be based on [the average 10-year U.S. Treasury note rate for the immediately preceding calendar quarter, plus one percent].

(b)                                 Deferred Compensation Unit Account. Deferrals credited to a Participant’s Deferred Compensation Unit Account will be credited in units, each of which is equal in value to one share of Common Stock, in accordance with standard recordkeeping procedures. If the Company pays a dividend on its Common Stock, the Company shall pay to a Participant who has a Deferred Compensation Unit Account a cash payment that is equal to the product of the dividend per share times the number of Deferred Compensation Units credited to the Participant’s Deferred Compensation Unit Account on the record date for the dividend. The cash payment shall be treated as additional compensation subject to all required tax payments.

3.3                                 Change in Outstanding Shares. In the event of any change in outstanding Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation or exchange of shares or other similar corporate change, the Board shall make such adjustments, if any, that it deems appropriate in the number of Deferred Compensation Units then credited to the Participants’ Accounts. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

3.4                                 Account Statements. After the close of each calendar year, or more frequently as the Administrator, in its sole discretion, determines, the Company shall furnish each Participant with a statement of the value of his or her Accounts.

ARTICLE IV

VESTING

A Participant shall be fully vested in his or her Accounts at all times, subject only to his or her status as a general unsecured creditor of the Company in the event of the Company’s insolvency or bankruptcy and provided that Deferred Compensation Units shall become vested at the same time that the restirictions on the Restricted Stock for which they were exchanged would have lapsed.

ARTICLE V

DISTRIBUTIONS

5.1                                 Timing and Form of Distribution.

(a)                                  Except as provided otherwise in this ARTICLE V, each of the Participant’s Accounts shall be distributed or commence to be distributed to the Participant on, or as soon as administratively practicable after, the earlier of the distribution date specified for such Account by the Participant, the termination of the Participant’s service as a director, or the termination of the Plan; provided, however, that if the Participant elects a distribution date that is prior to the date on which he or she ceases to be a Director, such date may not be earlier than the first day of the fourth calendar year commencing after the date of deferral. Subject to subsection 5.1(c) below, the Participant shall specify the date on which each of his or her Accounts shall be distributed or shall commence to be distributed at the time he or she makes, and as a part of, an election to defer the Director’s Fees credited to that Account. The Participant may make a separate election with respect to each of his or her Accounts.

(b)                                 Except as provided otherwise in this ARTICLE V, each of the Participant’s Accounts shall be distributed to the Participant in the form elected for such Account by the Participant. The Participant may elect to have an Account distributed in either a lump sum or in annual installments over a period not to exceed five (5) years. Subject to subsection 5.1(c) below, the Participant shall specify the form in which each of his or her Accounts is to be distributed at the time such Participant makes, and as a part of, an election to defer the Director’s Fees credited to that Account. The Participant may make a separate election with respect to each of his or her Accounts.

(c)                                  A Participant may change the timing and/or form of distribution for one or more of his or her Accounts at any time, so long as such change is requested in writing (and such request is filed with the Company) at least twelve (12) months prior to the date on which any of the Accounts to which it relates is scheduled to be distributed or to commence to be distributed and the new payment date is at least sixty (60) months after the original payment date; provided, however, that the Participant may not make more than one such change. Any change that is requested by a Participant within twelve (12) months of the date on which any of the Accounts to which it relates is scheduled to be distributed or to commence to be distributed, or a second change to the timing and/or form of distribution for any of the Participant’s Accounts, shall be null and void.

5.2                                 Change of Control.

(a)                                  Notwithstanding Section 5.1 above, if the Company amends the Plan, following a “Change of Control,” as defined in subsection 5.2(b) below, all account balances shall be fully vested and shall be paid in a single lump sum within 30 days.

(b)                                 For purposes of this Section 5.2, “Change of Control” means any one of the following:

(i)                                     The acquisition after the Effective Date of this Plan by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) provided, however, that the following acquisitions shall not constitute a Change of Control:

(A)                              any acquisition directly from the Company,

(B)                                any acquisition by the Company,

(C)                                any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company,

(D)                               any acquisition previously approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined),

(E)                                 any acquisition approved by at least a majority of the members of the Incumbent Board within five business days after the Company has notice of such acquisition,

(F)                                 any acquisition by any corporation pursuant to a transaction that complies with clauses (1) (2), and (3) of subsection (iii) of this Section 5.2,

(G)                                any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Owner”) of 15% or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding, or

(H)                               any Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Exchange Act (or any comparable or successor report) which Schedule 13G does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 business days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Company’s Rights Agreement and who or which, together with all affiliates and associates (each as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as of the date of the Company’s Rights Agreement), thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided however, that if the Person requested to so certify fails to do so within 10 business days, then such acquisition shall constitute a “Change in Control”.

(ii)                                  Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)                               The closing of a reorganization, share exchange, or merger (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

(iv)                              The closing of (1) a complete liquidation or dissolution of the Company or, (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 15% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 15% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

5.3                                 Unforeseeable Emergency. Any Participant, who the Committee determines has experienced (or would experience, if a withdrawal were not permitted) an Unforeseeable Emergency, shall be entitled to withdraw such amount from his or her Accounts as is needed to satisfy the emergency need plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. A Participant shall be required to submit a written request for such a withdrawal, together with such supporting documentation as the Committee may require, to the Committee for review and approval. Such request may specify the Account(s) from which the Participant wishes to make the withdrawal. If the request fails to do so, or if the balances in the specified Account(s) are insufficient to cover such withdrawal, then any amounts for which no designation has been made (or which are in excess of the designated balances) shall be withdrawn from the Participant’s Accounts, from oldest to newest, until the withdrawal amount is satisfied. Upon the approval of a Participant’s request for such a withdrawal, the Participant’s deferrals under the Plan shall be suspended and the Participant shall be precluded from making further deferrals under the Plan until the first day of the following calendar year. A distribution under this Section 5.3 shall occur as soon as administratively practicable after the Committee approves the Participant’s request. Notwithstanding the foregoing, distribution under this Section 5.3 may not be made to the extent that the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.

5.4                                 Payment of Benefits Following Death.

(a)                                  Upon the death of a Participant, any undistributed balances in the Participant’s Accounts shall be distributed or commence to be distributed to the Participant’s Beneficiary(ies) as soon as administratively practicable in the form specified by the Participant. A Participant shall designate a Beneficiary(ies) and the form(s) in which his or her undistributed Account balances shall be distributed to such Beneficiary(ies) on such form (filed with the Company) as the Administrator shall prescribe. The Participant may change a Beneficiary designation at any time by filing a new Beneficiary designation with the Company. Any such change shall be effective only if the Participant is alive at the time the Company receives such change. The most recent Beneficiary designation on file with the Company shall be controlling.

(b)                                 The forms of distribution that may be designated by a Participant pursuant to this Section 5.4 are as follows:

(i)                                     For any Accounts with respect to which distributions have commenced prior to the Participant’s death, the Participant may specify either that the form(s) in which such Accounts are being distributed to him or her at the time of death shall continue with respect to his or her Beneficiary(ies) or that any undistributed Account balances shall be accelerated and distributed to such Beneficiary(ies) in a lump sum.

(ii)                                  For any Accounts with respect to which distributions have not commenced prior to the Participant’s death, the Participant may specify that the balances in such Accounts shall be distributed either in a lump sum, in substantially equal annual installments over a period not to exceed five years or in such other form of distribution as the Administrator may approve.

If a Participant fails to specify in his or her Beneficiary designation the form(s) in which his or her undistributed Account balances are to be distributed upon his or her death, then such Account balances shall be distributed to the Participant’s Beneficiary(ies) in a lump sum.

5.5                                 Distribution in Event of Taxation. Notwithstanding any provision in the Plan to the contrary, if the Internal Revenue Service or a court determines that any amounts credited to a Participant’s Accounts under the Plan are currently taxable under the Code, the Committee may, in its discretion, cause such taxable amounts to be distributed to the Participant during the year in which such amounts are taxable or during any subsequent year.

ARTICLE VI

ADMINISTRATION

6.1                                 Plan Administration.

(a)                                  The Administrator shall have and exercise all discretionary and other authority to control and manage the operation and administration of the Plan, except such authority as is specifically allocated otherwise by or under the terms hereof, and shall have the power to take any action necessary or appropriate to carry out such responsibilities. Without limiting the foregoing, and in addition to the authority and duties specified elsewhere herein, the Administrator shall have the discretionary authority to construe, interpret and apply the terms and provisions of the Plan; to prescribe such rules and regulations, and issue such directives, as it deems necessary or appropriate for the administration of the Plan; and to make all other determinations and decisions as it deems necessary or appropriate for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient. Decisions of the Administrator shall be final and binding upon the Participants, and their legal representatives and beneficiaries.

(b)                                 No Director may decide, determine or act on any matter that affects the distribution, nature or method of settlement of solely his or her Accounts under the Plan, except in exercising an election available to that Director in his or her capacity as a Participant.

6.2                                 Claims Procedure. A Participant or Beneficiary, as applicable, shall file any claim for payments under the Plan with the Administrator, which shall consider such claim and notify the claimant of its decision with respect thereto within ninety (90) days (or within such longer period, not to exceed one hundred eighty (180) days, as the Administrator determines is necessary to review the claim; provided that the Administrator notifies the claimant of the extension within the original ninety (90) day period). If the claim is denied, in whole or in part, the claimant may appeal such denial to the Committee, provided he or she does so within sixty (60) days of receiving the Administrator’s determination. The Committee shall consider the appeal and notify the claimant of its decision with respect thereto within sixty (60) days (or within such longer period, not to exceed one hundred twenty (120) days, as the Committee determines is necessary to review the appeal; provided that the Committee notifies the claimant of the extension within the original sixty (60) day period). The Committee’s decision upon any appeal shall be final and binding on all parties.

6.3                                 Expenses. All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Company.

ARTICLE VII

AMENDMENT, MODIFICATION AND TERMINATION

This Plan may be amended, modified or terminated at any time by the Committee; provided, however, that no such amendment, modification or termination may adversely affect the rights of any Participant, without his or her consent, to any benefit under the Plan to which he or she was entitled prior to the effective date (or, if later, the adoption date) of such amendment, modification or termination. Notwithstanding the foregoing, the Plan may be amended or modified in any manner necessary to comply with the provisions of the Internal Revenue Code, as such provisions may be modified on or after May 19, 2004. In the event of the termination of this Plan pursuant to this ARTICLE VII, a Participant’s Accounts shall be distributed to the Participant pursuant to ARTICLE V above.

ARTICLE VIII

MISCELLANEOUS

8.1                                 Unfunded Plan. The Plan shall be unfunded and all benefits under the Plan shall be paid solely from the Company’s general assets. The Plan constitutes a mere promise by the Company to make benefit payments in the future. No Participant or Beneficiary shall have any preferred claim to the amounts credited to a Participant’s Accounts or to any assets of the Company on account of a Participant’s participation in the Plan prior to the time such amounts are actually paid to the Participant or Beneficiary, and then only to the extent of any such payment. Participants and Beneficiaries shall have the status of general unsecured creditors of the Company.

8.2                                 Withholding for Taxes and Other Deductions. The Company shall have the right to deduct from any deferral to be made or any distribution or withdrawal to be paid under the Plan any applicable taxes that it is required by law to withhold and any amounts owed by the Participant to the Company.

8.3                                 No Right to Directorship. Nothing contained in the Plan or in any Deferral Agreement executed by a Participant in connection herewith shall be construed to (a) confer upon any Director any right to continue as a Director, (b) restrict in any way the Company’s right to terminate or change the terms or conditions of any Director’s directorship at any time, or (c) confer upon any Director or any other person any claim or right to any distribution under the Plan except in accordance with its terms.

8.4                                 No Rights as a Stockholder. A Participant shall have no voting or any other rights as a stockholder of the Company with respect to the Deferred Compensation Units. Upon payment of the Deferred Compensation Units and the transfer of shares of Common Stock to the Participant, the Participant shall have all of the rights of a stockholder of the Company. The Participant’s right to receive Common Stock under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

8.5                                 Alienation Prohibited. Neither the Participant nor any Beneficiary shall have any right or ability to alienate, sell, transfer, assign, pledge or encumber, either voluntarily or involuntarily, any amount due or expected to become due under the Plan. Nor shall any such amounts be subject to garnishment, execution, levy or other seizure by any creditor of a Participant or Beneficiary.

8.6                                 General Limitation of Liability. Neither the Company, the Board, the Committee, the Administrator nor any other person shall be liable, either jointly or severally, for any act or failure to act or for anything whatsoever in connection with the Plan, or the administration thereof, except, and only to the extent of, liability imposed because of willful misconduct, gross negligence or bad faith. All benefit payments shall be made solely from the Company’s general assets.

8.7                                 Applicable Law. The Plan shall be construed and its validity determined in accordance with the laws of the State of Delaware to the extent such laws are not preempted by federal law.

8.8                                 Successors and Assigns. The terms and conditions of the Plan, as amended and in effect from time to time, shall be binding upon the Company’s successors and assigns, including without limitation any entity into which the Company may be merged or with which the Company may be consolidated.

Dated:  May 19, 2004.

CIMAREX ENERGY CO.

By:	/s/ F. H. Merelli
Name:	F. H. Merelli
Title:	Chief Executive Officer and President